EXHIBIT 6

July 8, 2003

Tularik Inc.

Two Corporate Drive

South San Francisco, CA 94080

Attn: William J. Rieflin

Dear Mr. Rieflin:

In connection with the sale of 3,000,000 shares of common stock (the “Shares”) of Tularik Inc. (the “Company”) from ZKB PharmaVision AG to Amgen Inc. (“Amgen” together with the Company, the “Parties”), which closed on the date hereof, the Parties agree that promptly upon receipt of the Shares, Amgen will transfer the Shares to the Company’s transfer agent, Wells Fargo Shareowner Services (the “Transfer Agent”), for proper certification in the form of a single stock certificate (the “Certificate”). The Company agrees to instruct the Transfer Agent to promptly perform the certification of the Shares and to transfer the Certificate to Amgen.

Amgen and the Company agree that until the Shares are reissued in the form of the Certificate, Amgen will not sell, convey or transfer any of the Shares without the written consent of the Company.

AMGEN INC.

By  /s/  Steven M. Odre

Name: Steven M. Odre

Title: Senior Vice President, General

Counsel and Secretary

Agreed to and Accepted:

TULARIK INC.

/s/  William J. Rieflin

Name: William J. Rieflin

Title: Executive Vice President, Administration